PRESS RELEASE: Amerigo Energy, Inc.

Amerigo Energy Announces filing of the financials for the Quest Solution, Inc. Acquisition

Financial statement audit completed and filed in Form 8-K Filing

HENDERSON, Nev. March 27, 2014 (GLOBE NEWSWIRE) -- via PRWEB -- Amerigo Energy, Inc. "The Company" (OTCBB: AGOE), announced today that it has filed the financial statements for Quest Solution, Inc ("Quest").

The Company recently completed the financial statement audit for the acquisition of Quest Marketing, Inc. (dba Quest Solution, Inc.) and has filed these with the Securities and Exchange Commission in a Form 8K-A filing.

Jason Griffith, Chief Executive Officer of Amerigo Energy, Inc. stated, "I am excited to have this next step in the process completed.  Quest reported gross sales of $33,922,760 in 2013.  Based on initial indications from management of Quest, 2014 is off to a record start as well."

The Company discussed how the acquisition of Quest earlier this year fits within the Company's acquisition strategy due to the revenue producing and cash flow positive financial structure.

Griffith continued, "This acquisition became very appealing to the Company when we spoke with management and looked at the financial statements in detail.  The 2013 financials reflected a $2,332,429 positive cash flow from operating activities on the Statement of Cash Flows.  Digging further into the details, we found the potential for increasing that was even greater as a public company vs as a standalone private company.

By taking the existing cash flows and adding back the related party expenses, which will no longer be incurred at the public company level, we estimated as a public company, the unaudited cash flows provided by operating activities during 2013 would have been over $3 million."

The Company also noted it is in the final stages of completing its 2013 Annual Report which will be filed shortly.

About Quest Solution, Inc.

Quest is a leading provider in the technology, software, and mobile data collection systems business.  www.QuestSolution.com

Quest Solution is a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions.  The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.  Motorola, Intermec, Honeywell, Panasonic, AirWatch, Wavelink, SOTI and Zebra are major suppliers which Quest Solution uses in our systems.

About Amerigo Energy, Inc.

Amerigo has historically derived our revenues from various sources.  Our strategy has developed into leveraging management's relationships in the business world for investments for the Company.  The Company intends on continuing with its acquisition and holding strategy of existing companies with revenues and positive cash flow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.

For more information please contact:

Jason Griffith

702-399-9777